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                                                                    EXHIBIT 99.1

Dear Investors, Healthcare Workers and other Professionals:

As the New Year is upon us, we would like to take this opportunity to review our progress to date and to discuss our future plans.

A Look Back

A paramount commitment to protecting healthcare workers from exposure to accidental needlesticks remains the driving force behind Med-Design. To date, our diversified product portfolio consists of 26 individual retractable needle products, each of which utilize our patented centerline retraction technology.


Market Conditions

Healthcare workers have long been dissatisfied with existing safety products, citing their awkwardness and the inconsistent level of protection they provide. For years, healthcare workers have been among the leaders in the fight to enact effective state and federal legislation that mandated not only the use of safety products, but more importantly, the use of functional and reliable safety products. In November 2000, these efforts culminated in the adoption of legislation amending the Occupational Safety and Health Administration's (OSHA) Bloodborne Pathogens Standard to include the definition of "safer medical devices" and the requirement that employers must implement the use of such safer medical devices in their facilities. Med-Design is confident that the products we have developed meet both the functionality and reliability needs of healthcare workers.


Product Development

As you know, we have entered into a significant licensing agreement with BD (Becton, Dickinson and Company). These agreements grant BD worldwide exclusive rights to manufacture and market eleven products in three specific areas - Blood Collection, Infusion Therapy and Injection Syringes. We expect several of these products to launch in 2001.

Consistent with our corporate strategy, we chose BD as our partner based on their prominent market position in each of these three core fields. We believe that BD entered into the licensing arrangements with Med-Design because our technology will enable them to gain even greater market share as safety products become the standard in healthcare facilities over the next several years.


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A Look Ahead

We believe our partnership with BD should facilitate rapid entry into a meaningful part of the safety needle market. Moreover, we are also aggressively seeking to develop, license and/or manufacture additional products with other significant partners. These products include, among others, the Safety Prefilled Syringe, Safety Cartridge Syringe, Safety Epidural/Spinal Needle, Safety Seldinger Needle, Safety ABG Syringe, Safety A/V Fistula Needle, and the Safety Blood Donor Needle.

The specialty or "niche" markets served by these additional products are smaller than the core needle markets. Nevertheless, based on information available to us, these markets are projected to exceed $1 billion by 2010. In addition, these niche markets offer greater profit margins because we may seek to participate in the manufacture of these products, which are produced in much lower volumes than the products we have licensed to BD. We expect to manufacture some of these devices or at least parts of individual devices in our existing production facility. However, be assured that we do not intend to expose ourselves to the capital requirements a manufacturing effort of this type will entail unless we have reached an agreement with substantial marketing and distribution partners that would provide for the purchase of the manufactured product.

Our pursuit of these niche markets began with the development of a new retractable Safety Seldinger Introducer Needle, which was licensed for some uses to MedAmicus, Inc. This is a traditional licensing agreement that allows MedAmicus to manufacture and market the device through its existing direct sales force. In return, Med-Design will receive what we believe to be a favorable royalty rate. The Seldinger Safety Needle is tentatively scheduled to launch in the United States during the summer of 2001.

To expand our entry to other niche markets, we are currently in discussions with at least five substantial companies in these niche markets. Our determination to pursue traditional licensing agreements, in-house manufacturing or OEM manufacturing agreements with other parties will be based in part on the nature of the product, the market for the product and the company with which we are negotiating.


Conclusion

Based on information available to us, the worldwide safety needle market is projectd to exceed $5 billion by 2010 and we feel that Med-Design is well positioned to capitalize on this significant opportunity. The ease of use and reliability of our products, in addition to the contracts we have secured with BD and the activities we continue to pursue in the niche markets should enable our products to rapidly gain market share and adoption by healthcare workers. We continue to seek strategic relationships with the goal of bringing our lifesaving technology to market as quickly as possible while also maximizing shareholder value.


                                              Sincerely,


                                              James Donegan
                                              Chief Executive Officer

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This letter contains forward looking statements within the meaning of The
Private Securities Litigation Reform Act of 1995, including, among others, statements regarding the ability of our products to meet the functionality and reliability needs of healthcare workers; the launch date of products licensed to BD; acceptance of safety products by healthcare facilities; the ability of our partnership with BD to facilitate rapid entry into a meaningful part of the safety needle market; the projected size of the specialty or "niche" markets; our expectations regarding manufacturing some devices or parts of devices in the niche markets; preconditions to our commitment of capital to a manufacturing effort; the projected launch date of the Seldinger Safety Needle; factors influencing the nature of arrangements we will seek with other companies regarding niche markets; the projected size of the worldwide safety needle market and our ability to capitalize on the market opportunity. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward looking statements including lack of demand or low demand for our products or for safety products generally; a determination by BD to focus its marketing efforts on products other than those licensed from us; delays in introduction of products licensed by us due to manufacturing difficulties or other factors; our inability to license or enter into joint venture or similar arrangements regarding our other products; unanticipated expenses relating to our manufacturing effort; and other factors discussed in our filings with the Securities and Exchange Commission.